Exhibit 23.2(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to incorporation by reference in this Registration Statement on Form S-1 for United States 12 Month Natural Gas Fund, LP of our report dated March 26, 2015 relating to the statement of financial condition as of December 31, 2014 and 2013, including the schedules of investments as of December 31, 2014 and 2013, and the related statements of operations, changes in partners’ capital and cash flows for the years ended December 31, 2014, 2013 and 2012 of United States 12 Month Natural Gas Fund, LP included in the Form 10-K of United States 12 Month Natural Gas Fund, LP for the year ended December 31, 2014, and to the reference to our Firm as “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ SPICER JEFFRIES LLP

Greenwood Village, Colorado

March 21, 2016